EXHIBIT 99

FOR IMMEDIATE RELEASE                        Contact:  Mr. Charles R. Ofner
                                                       (281) 496-5000

           Reading & Bates Provides Update on Newbuild Projects

November 6, 1997, Houston, Texas..Reading & Bates Corporation (RB-NYSE) announced today that the keel has been officially laid on the first of three dynamically positioned, American Bureau of Shipping class DPS-3, ultra deepwater drillships capable of drilling in up to 10,000 feet of
water.   The 721-foot long vessel is being constructed in  South  Korea  by
Samsung Heavy Industries. When completed it will carry out a five-year drilling program for Conoco in the U. S. Gulf of Mexico.

Additionally, Reading & Bates announced award of a letter of intent to Hyundai Heavy Industries Co., Ltd. for the construction of the "RBS-6" ultra deepwater moored semisubmersible. Upon completion of construction of this unit in the fourth quarter of 1999, it will enter service in the U.S. Gulf of Mexico under the previously announced long term contract with Shell Deepwater Development Inc. The agreement with Hyundai provides for fixed-priced options for two additional vessels, the first with a delivery within one month of the Shell rig. The option rigs could be delivered in a moored or dynamically positioned mode.

Paul B. Loyd, Jr., Reading & Bates Chairman, President and CEO, stated, "We are pleased that our drillship construction project is on schedule as evidenced by this important milestone. With regard to the "RBS-6", we are pleased with the outcome of our negotiations with Hyundai. The price and delivery of the rig are very much in line with projections made which supported our proposal to Shell, and we feel the additional rig options could be very attractive to a number of our clients who need newbuild units to support their ultra deepwater drilling strategies. The relationship with Conoco and Shell since inception of these projects has been rewarding, and we feel our selection for these drilling contracts demonstrates Reading & Bates' leadership in deepwater technology. Adding these and the other two newbuild units to our fleet will provide significant enhanced value for our shareholders."

Reading & Bates Corporation is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production services. In July Reading & Bates and Falcon Drilling Company Inc. announced that they have agreed to combine their companies into a new company-- R&B Falcon Corporation--which will operate the world's largest offshore drilling fleet.

                                     # # #